Exhibit 10.3

DATED January 1st 2006

Index Oil & Gas Ltd

and

Andy Boetius

EMPLOYMENT AGREEMENT

CONTENTS

THIS AGREEMENT is dated January 1st 2006 and is made BETWEEN:

(1) Index Oil & Gas Ltd (Index) whose registered office is at Lawrence House, Lower Bristol Road, Bath BA 2 9ET UK (the "Company"); and

(2) Andrew Boetius, 10 Portman Close, St Albans, Hertfordshire AL4 9TW (the "Executive")

IT IS AGREED as follows:

1. Definitions

1.1 In this Agreement unless the context otherwise requires:

(a) the following expressions have the following meanings:

"associated company" means an associated company (within the meaning of section 416(1) Income and Corporation Taxes Act 1988) of the Company;

the "Board" means the board of directors for the time being of the Company and any committee of the board of directors duly authorised by it.

"Confidential Information" shall mean technical data including seismic, electric log, reports and project interpretation including financial analysis, details of customers and their requirements, the prices charged to and terms of business with customers, customer data bases, other customer information, business models, information relating to arrangements with banks and other intermediaries, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, formulae and product lines, any information which the Executive is told is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons. the "Employment" means the Executive's employment under this Agreement

"Group Company" and "Group" means the Company, its ultimate holding company and any subsidiary or associated company of the Company or its ultimate holding company;

"subsidiary" and "holding company" have the meanings given to them in section 736 of the Companies Act 1985 as amended;

(b) references to clauses, sub-clauses and schedules are unless otherwise stated to clauses and sub-clauses of and schedules to this Agreement;

(c) the headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement;

(d) any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes as modified or amended from time to time.

2. Appointment

2.1 The Company shall employ the Executive and the Executive agrees to act as Finance Director of the Company and subject to the terms and conditions specified in this Agreement. 2.2 The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under this Agreement.

3. Term

3.1 The Employment shall commence on the later of the date hereof or the date a finalised merger with or sale of the Company to a stock market listed company occurs and, subject to clauses 3.2 and 15, shall continue unless or until terminated by either the Executive giving to the Company not less than three months notice and the Company giving to the Executive not less than six months notice in writing. 3.2 The Employment shall terminate when the Executive reaches such age as the Board shall determine is the appropriate retirement age for senior employees of the Company. 3.3 The Executive's period of continuous employment will begin on January 1st 2006.

4. Duties

4.1 The Executive shall perform the duties of Finance Director

4.2 The Executive shall:-

(a) devote sufficient time to carry out the duties assigned to him and which will allow the Company's business plan to be executed in a timely manner.

(b) faithfully and diligently serve the Company (and all Group Companies);

(c) use his best endeavours to promote and protect the interests of the Company (and all Group Companies);

(d) obey all reasonable and lawful directions given to him by or under the authority of the Board;

(e) perform services for and hold offices in any Group Company without additional remuneration (except as otherwise agreed);

(f) make such reports to the Board on any matters concerning the affairs of the Company or any Group Company as are reasonably required; and

(g) comply with all relevant rules and regulations (as amended from time to time) of the OFEX Rule Book, London Stock Exchange Limited (including the Model Code for Securities Transactions by Directors of Listed Companies and the AIM Rules) and of all regulatory authorities relevant to the Company and any Group Companies with which the Executive is concerned.

4.3 The Company may at its sole discretion transfer this Agreement to any Group Company at any time with the consent of the Executive which should not be unreasonably withheld.

5. Hours and place of work

5.1 The Executive shall work such hours as are necessary for the proper performance of his duties. For the purposes of the Working Time Regulations 1998, the Executive hereby consents to work longer than 48 hours per week if his duties so require. The Executive may revoke such consent on three months' written notice, such notice to be addressed to the Company Secretary.

5.2 The Executive's normal place of work will be the Company's offices in London area, but the Company may require the Executive to work from any of its current or future premises. The Executive will be given reasonable notice of any change in his place of work. In the event that the Company and the Executive fail to reach agreement on terms of transfer, then it is not deemed to be a material breach of this contract.

5.3 If the Executive's principal place of work is changed to a location which is outside reasonable commuting distance from his home, the Company will reimburse his reasonable removal costs, estate agents' and solicitors' fees. 5.4 If so required by the Company, the Executive shall travel to such places (whether in the United Kingdom or abroad) by such means and on such occasions as the Company may from time to time require.

6. Remuneration

6.1 The Company shall pay to the Executive an equivalent salary of (pound)50,000 per annum. (Refer to Appendix I attached)

6.2 The Company will make all monies owed payable by direct credit transfer in equal monthly instalments in arrears on the last working day of each calendar month.

6.3 The Executive's base salary will be reviewed on 31st July of each year and any increase will include performance together with a review of the cost of living as defined by the UK retail price index.

6.4 The Company may pay the Executive an annual bonus of such amount as the Remuneration Committee as appointed by the Board may determine based on any agreed and in place performance scheme.

6.5 The remuneration specified in clause 6.1 shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

6.6 Payment of salary and bonus to the Executive shall be made either by the Company or by a Group Company and if by more than one company, in such proportions as the Board may from time to time determine.

6.7 The Company will put in place Directors and Officers liability insurance as soon as practical after you have formally taken up your role and will maintain such cover for the full term of your appointment and any liability that may arise thereafter. The indemnity limit will be (pound)5.5 million. A copy of the policy document shall be provided upon receipt by the Company.

7. Deductions

For the purposes of the Employment Rights Act 1996, the Executive hereby authorises the Company to deduct from his remuneration hereunder any sums due from him to the Company including, without limitation, any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company's property caused by him and any losses suffered by the Company as a result of any gross negligence or breach of duty by the Executive.

8. Expenses

The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Company's expense policy which may be amended from time to time.

9. Holidays

9.1 The Executive shall be entitled to receive his normal remuneration for all bank and public holidays normally observed in UK and a further 30 working days' holiday in each holiday year (being the period from 1st January-31st December). The Executive may only take his holiday at such times as are agreed with the Chairman, which will not be unreasonably withheld.

9.2 In the respective years in which the Employment commences or terminates, the Executive's entitlement to holiday shall accrue on a pro rata basis for each complete month of service during the relevant year.

9.3 The Executive may carry over a maximum up to 10 days vacation into the following year but these must be used in the following calendar year.

9.4 On termination of the Employment, the Company may either require the Executive to take any unused accrued holiday entitlement during any notice period or make payment of lieu of that entitlement. Any payment in lieu or deduction made shall be calculated on the basis that each day of paid holiday is equivalent to 1/260 of the Executive's salary.

9.5 Subject to clause 9.4 above, unless otherwise agreed with the Board, failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any untaken accrued holiday, without any right to payment in lieu.

10. Sickness benefits

10.1 The Company shall continue to pay the Executive's salary during any period of absence on medical grounds up to a maximum of 6 weeks in any period of 12 months, provided that the Executive shall:

(a) notify the Company by no later than 10 a.m. on the first day of absence of the reason for his absence;

(b) complete self-certification forms provided by the Company in respect of any absence from work due to sickness or incapacity;

(c) supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

(d) if required, undergo at the Company's expense a medical examination by a doctor appointed by the Company and, subject to the Access to Medical Reports Act 1988, allow the Company access to any medical report produced by such doctor.

10.2 Payment of the Executive's salary pursuant to clause 10.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

10.3 If the Executive's absence is caused by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Executive, who shall:

(a) immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in respect of it;

(b) if the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i) the amount of damages recovered by him under such compromise, settlement or judgment; and

(ii) the sums advanced to him in respect of the period of incapacity.

11. Pension

The Company will provide within the base compensation package, subject to Board approval, a financial amount which the Executive can use to invest in a private pension plan of their choosing.

12. Restrictions on other activities by the Executive

12.1 The Executive shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking, provided that this shall not prohibit the holding (directly or through nominees) of investments listed on the London Stock Exchange or in respect of which dealing takes place on any recognised stock exchange as long as not more than three per cent of the issued shares or other securities of any class of any one company shall be so held without the prior sanction of a resolution of the Board.

12.2 The Executive shall comply with:

(a) every rule of law;

(b) the rules and regulations of the OFEX Rule Book and/or any other rules and regulations which are applicable to him from time to time; and

(c) every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company.

12.3 The Executive shall not (and shall procure so far as he is able that his spouse, infant children and other connected persons, within the meaning of section 346 Companies Act 1985), deal or become or cease to be interested (within the meaning of part I Schedule XIII Companies Act 1985) in any securities of the Company, except in accordance with the Company's code for securities transactions by directors.

12.4 Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any firm or company in which he is interested) shall obtain any such discount, rebate or commission he shall account to the Company or the relevant Group Company for the amount received by him (or a due proportion of the amount received by such company or firm having regard to the extent of his interest therein).

13. Confidential Information and company documents

13.1 The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of the Employment:

(a) divulge or communicate to any person, company, business entity or other organisation;

(b) use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c) through any failure to exercise due care and diligence, cause any unauthorised disclosure of any trade secrets or Confidential Information relating to the Company or any Group Company or their clients, but so that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive or which the Executive is entitled to disclose under the Public Interest Disclosure Act 1998 or required to disclose by law.

13.2 All notes, technical data including seismic, electric log, reports and project interpretation including financial analysis, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

(a) shall be and remain the property of the Company or the relevant Group Company; and (b) shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment.

14. Inventions and other intellectual property

14.1 The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties for the Company and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

14.2 Any invention, or improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive during the course of his duties for the Company (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

14.3 The Executive if and whenever required so to do by the Company shall at the expense of the Company or such Group Company as the Company may direct:

(a) apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any such invention, improvement, design, process, information, work, trade mark, trade name or get-up aforesaid; and

(b) execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

14.4 The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

(a) the right conferred by section 77 of that Act to be identified as the author of any such work; and

(b) the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

14.5 The Executive hereby irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this clause. In favour of any third party a certificate in writing signed by any Director or by the Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. 14.6 Nothing in this clause shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

15. Termination

15.1 The Employment shall be subject to termination by:

(a) by the Company giving not less than six months notice in writing given at any time while the Executive shall have been prevented by reason of ill health or accident from performing his duties under this Agreement for a period of or periods aggregating 180 days in the preceding 12 months;

(b) by the Executive giving not less than three months notice in writing given at any time.

(c) by summary notice in writing and without any entitlement to pay in lieu of notice if the Executive shall have:

(i) been guilty of an act of gross misconduct or committed any serious breach or repeated or continued (after warning) any material breach of his obligations under this Agreement; or

(ii) been guilty of conduct which in the opinion of the Board brings himself or the Company or any Group Company into disrepute; or

(iii) provided false or misleading information to the Company in respect of his suitability for the Employment or his qualifications and experience; or

(iv) become bankrupt or had an interim order made against him under the Insolvency Act 1986 or compounded with his creditors generally; or

(v) failed in the opinion of the Board to perform his duties to a satisfactory standard, after having received a written warning from the Company and a period of 3 months in which to remedy the performance issues raised by the Board relating to the same; or

(vi) been disqualified from holding any office which he holds in the Company or any Group Company or resigns from such office without the prior written approval of the Board; or

(vii) been convicted of any criminal offence other than a minor offence under the Road Traffic Acts for which a custodial sentence is not imposed. Any delay by the Company in exercising such right of termination shall not constitute a waiver thereof.

15.2 The Company (at its sole and absolute discretion) reserves the right to terminate the Employment at any time and with immediate effect by making the Executive a payment in lieu of any notice of termination (whether given by the Company or by the Executive). For this purpose, the Executive agrees that the payment in lieu will consist of his basic salary for the relevant period of notice and will exclude any bonus and any other emolument referable to the Employment. For the avoidance of doubt, if the Company terminates the Employment without notice other than under clause 15.1(c) above and elects not to make a payment in lieu of notice, the Executive may be entitled to damages for breach of contract which shall be assessed on the normal common law principles (including the Executive's obligation to mitigate his loss) and the Executive shall not be entitled to enforce payment in lieu of notice as a contractual debt or liquidated damages.

15.3 If (a) the Company in general meeting shall remove the Executive from the office of director of the Company or (b) under the Articles of Association for the time being of the Company the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a director of the Company (either such case being referred to in this clause 15.4 as an "Event"), then the Employment shall automatically terminate with effect from the date of the Event, but if such termination shall be caused by any act or omission of either party (and, for the avoidance of doubt, an act or omission of the Company's shareholders shall be an act or omission of the Company for these purposes) without the consent, concurrence or complicity of the other, then such act or omission shall be deemed a breach of this Agreement, and termination shall be without prejudice to any claim for damages in respect of such breach.

15.4 On the termination of the Employment (howsoever arising) or on either the Company or the Executive having served notice of such termination, the Executive shall:

(a) at the request of the Company resign from office as a director of the Company and all offices held by him in any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b) forthwith deliver to the Company all materials within the scope of clause 13.2 and all credit cards, motor-cars, car keys and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and if the Executive should fail to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary to give effect thereto.

15.5 On termination of the Employment (howsoever arising and whether lawful or not) the Executive shall have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share option or other long term incentive scheme in which he may participate or have received grants or allocations at or before the date the Employment terminates. Any rights which he may have under such share option or other scheme(s) shall be exclusively governed by the rules of such scheme(s).

15.6 If the Executive shall have been offered but shall unreasonably have refused to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets of or of the equity share capital of the Company, the Executive shall have no claim against the Company in respect of the termination of his employment hereunder by reason of the subsequent voluntary winding-up of the Company or of the disclaimer of this Agreement by the Company within one month after such acquisition.

16. Restrictive Covenants

16.1 For the purposes of clause 16.2 the following words have the following meanings:

(a) "Banking Partners" means any bank or other financial institution with which the Company or any Group Company has a relationship and which provide finance to the Company in relation to Company and with which the duties of the Executive were concerned or for which he was responsible during the 12 months immediately preceding the Termination Date;

(b) "Customer" means any person, firm, company or other organisation whatsoever to whom or which the Company or any Group Company distributed, sold or supplied Company during the 12 months immediately preceding the Termination Date and with whom or which, during such period:

(i) the Executive had personal dealings in the course of his employment; or

(ii) any employee who was under the direct or indirect supervision of the Executive had personal dealings in the course of his/her employment;

(c) "Prospective Customer" means any person, firm, company or other organisation whatsoever with whom or which the Company or any Group Company shall have had negotiations or discussions regarding the possible distribution, sale or supply of Company Products during the six months immediately preceding the Termination Date and with whom or which, during such period:

(i) the Executive shall have had personal dealings in the course of his employment by the Company; or

(ii) any employee who was under the direct or indirect supervision of the Executive shall have had personal dealings in the course of his/her employment by the Company

(d) "Restricted Area" means the geographical area constituting the market of the Company or any Group Company for Company in the period of 12 months prior to the Termination Date and with which the Executive was materially concerned during the said period of 12 months:

(e) "Restricted Period" means the period of three months immediately following the Termination Date;

(f) "Termination Date" means the date of termination of the Employment or, if the Executive spends a period on Garden Leave immediately before the termination of the Employment, such earlier date on which Garden Leave commences.

16.2 The Executive hereby undertakes with the Company (for itself and as trustee for each Group Company) that he will not during the Restricted Period without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself, through his employees or agents or otherwise howsoever and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly:

(a) in competition with the Company or any Group Company within the Restricted Area, be employed or engaged or otherwise interested in the business of researching into, developing, selling, supplying or otherwise dealing with Company;

(b) in competition with the Company or any Group Company, solicit business from or canvas any Banking Partner, Customer or Prospective Customer if such solicitation or canvassing is in respect of Company;

(c) in competition with the Company or any Group Company, accept orders for Company from any Banking Partner, Customer or Prospective Customer;

(d) solicit or induce or endeavour to solicit or induce any person who on the Termination Date was a director, line manager, or other key employee of the Company or any Group Company with whom the Executive had dealings during his employment to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e) employ or otherwise engage in the business of researching into, developing, selling, supplying or otherwise dealing with Company any person who was during the 12 months preceding the Termination Date employed or otherwise engaged by the Company or any Group Company and who by reason of such employment or engagement is in possession of any trade secrets or Confidential Information relating to the business of the Company or any Group Company or who has acquired influence over its or their banking partners, customers and prospective customers (defined as in clauses 17.1 (a), 17.1(c) and 17.1(d), but so that references to the Executive shall be replaced by references to the relevant employee).

17. Data Protection

The Company will hold details pertinent to the Executive's employment on file as part of his personnel records, which may include sensitive information. This information may be processed for administrative or legal purposes or as required by the Executive's continuing employment with the Company.

18. Notices

18.1 Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Company Secretary (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown in this Agreement or to his last known place of residence. 18.2 Any such notice shall be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

19. Former Agreements

19.1 This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive.

19.2 The Executive hereby acknowledges that he has no outstanding claims of any kind against any Group Company.

20. Change of Control Arrangements

20.1 The Company has entered into a change of control clause, as outlined in Section 20 of this Employment Contract, with the named Executive officer. This change of control clause will have an initial term until December 31st 2007 and which is automatically extended for one year upon each anniversary, unless a notice not to extend is given by the Company. If a change of control of the Company (as defined below) occurs during the term of the change of control contract, then the change of control clause becomes operative for a fixed three-year period. The change of control clause generally provide that the executive's terms and conditions of employment (including position, work location, compensation and benefit) will not be adversely changed during the three-year period after a change of control of the Company. If the Company terminates the Executive's employment (other than for cause, death or disability), the executive terminates for good reason during such three-year period, or, in certain change of control transactions, the executive terminates employment for any reason during the 30-day period following the first anniversary of the change of control, and upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control, the Executive is entitled to receive the following payment and benefits of earned but unpaid compensation;

Four (4) times the executive's base compensation package as defined in clause 6.1. of this Employment Contract and plus the annual bonus (based on historic annual bonus].

The change of control clause also provides for payment of all legal fees and expenses incurred by the executive in enforcing any right or benefit provided by the change of control clause, as defined in this Employment Contract.

20.2 As a condition to receipt of these change of control benefits, the executive must remain in the employ of the Company and render services commensurate with his or her position until the executive is terminated pursuant to the provisions of the agreement. The executive must also agree to retain in confidence any and all confidential information known to him or her concerning the Company and its business so long as the information is not otherwise publicly disclosed.

20.3 In addition, pursuant to the Company's stock plans, upon a change of control of the Company (as defined below):

[i] All outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

[ii] The restrictions on any outstanding restricted stock lapse and

[iii] If any performance-based restricted stock awards are outstanding, they become fully vested and the performance goals are deemed to be earned unless otherwise provided in the participant's award agreement.

20.4 For purposes of this change of control clause and the Company's stock plans, a change of control is generally defined as:

(a) Any individual, entity or group acquiring beneficial ownership of 30% or more of either the outstanding shares of the Company's common stock or the combined voting power of the outstanding voting securities of the Company entitled to vote generally for the election of directors; (b) Approval by the Company's stockholders of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless following the business combination

(i) all or substantially all of the beneficial owners of the Company's outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination; (ii) no person, entity or group owns 30% or more of the outstanding voting securities of the corporation resulting from the business combination; and (iii) at least a majority of the board of the corporation resulting from the business combination were members of the Company's Board prior to the business combination; or

(c) Approval by the Company's stockholders of a complete liquidation or dissolution of the Company.

21 Garden Leave

21.1 Despite any other provision in this Agreement the Company is under no obligation to provide the Executive with work and may (if either party serves notice to terminate the Employment or if the Executive purports to terminate the Employment without due notice and the Company has not accepted that resignation):-

(a) require the Executive to perform:-

(i) only a specified part of his normal duties, and no others:

(ii) such duties as it may reasonably require, and no others: or (iii) no duties whatever; and

(b) exclude the Executive from any premises of any Group Company

21.2 During any period [not under any circumstances to exceed three months] of Garden Leave the Executive shall

[a] remain an employee of the Company

[b] not [except as a representative of the Company or with the prior written approval of the Board] whether directly or indirectly, paid or unpaid, be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become employee, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession.

[c] not to have any contact or communication with any client or other business contact, customer, employee, officer, director, agent or consultant of the Company or any Group Company, except such person[s] as the Board may direct.

[d] keep the Company informed of his whereabouts so that he can be called upon to perform any appropriate duties as required by the Company.

[e] if the Company, so requests, resign from any office held by him in any Group Company.

[f] continue to receive his salary and all contractual benefits in the usual way; and

[g] continue to be bound by his contractual and implied duties of good faith and fidelity

22 Choice of law and submission to jurisdiction

22.1 This Agreement shall be governed by and interpreted in accordance with laws of the United Kingdom.

22.2 The parties hereby submit to the jurisdiction of the United Kingdom but this Agreement may be enforced by the Company in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been executed as a deed the day and year first above written. EXECUTED as a deed by INDEX OIL AND GAS Ltd.

and signed by two duly	) Director	_____________________
authorised officers on its behalf	)
	) Director/Secretary	_____________________

EXECUTED and DELIVERED	)
as a deed by Andrew Boetius	)
in the presence of:	)

Signature of Witness	Occupation	_____________________
Name
Address

Restated and Amended Appendix I to Employment Agreement

Dated 4 March 2009
Between
Index Oil & Gas Limited
and
Andrew Boetius

Effective Date of this amendment 1st December 2008

1.1	The Executive’s total annual salary remuneration is currently £86,982.00 (“annual salary”).
1.2	This total annual salary remuneration is divisible by 12 months to achieve a monthly rate of £7,248.50 (“monthly salary”).
1.3
Commencing 1st December 2008 and for a period of three (3) months from the day and year first written above, or to such other later date as provided for below in Clause 1.7, the Executive’s salary shall be paid in two parts as follows;

1.3.1	Part 1, an amount equal to seventy percent (70%) of monthly salary or £5,073.95 be paid monthly as cash less any appropriate taxes withholding for this portion.
1.3.2
Part 2, an amount equal to thirty percent (30%) of monthly salary or £2,174.55 shall be paid in aggregate at the end of the 3 month period or at such other later date as provided for below in Clause 1.7, as shares of common stock in the affiliate parent company Index Oil and Gas Inc. and issuable as a Stock Award under the 2008 Stock Incentive Plan, less any appropriate withholding taxes for this portion.

1.4	The Executive shall work such hours as currently contained in the most recent previous amendment of the Executive’s Contract terms.
1.5
In addition, the Company’s pension contribution of 10% of the Executive’s annual salary shall accumulate but payment be suspended for a period of three (3) months or until such other later time as provided for below in Clause 1.7. At the end of the payment suspension period, the amount will be paid in aggregate as shares of  common stock in the affiliate parent company Index Oil and Gas Inc. and issuable as a Stock Award under the 2008 Stock Incentive Plan, less any appropriate withholding taxes for this portion.

1.6
All Stock Award based payments made to the employee under Clauses 1.3 and 1.5 shall be calculated on the basis of £1 GBP equals $1.50 USD. In the event the exchange rate between the US dollar and Great British pound shall very by more than 10% for more than one half of any single month period then the above calculation shall be preformed using an exchange rate calculated as the average rate for the month in question, as published on FT.com.

1.7
At the discretion of the Board of Directors, the terms provided for this Contract amendment may be extended for up to a further three (3) month period, one month at a time, and each monthly extension shall be subject to the approval of a majority vote by a quorum of the Company’s Board of Directors (the “Board”).

1.8
the quantity of common stock to be awarded will be calculated as the monthly USD value of foregone compensation and benefits, as calculated in Clause 1.6 above, divided by the average daily closing stock price for IXOG on the OTC:BB during the relevant month the remuneration deferral arrangements are in place. All Stock Awards will vest and be issuable, subject to Index Board approval, on or as soon as practicable and no later than 45 days after 1 March 2009 or after the first day of the month following the last extended month, with the exception of the award related to December 2008 which may be issued, at the discretion of the Board, prior to March 15, 2009.

1.9
Upon the issuance of the Shares to the Employee, the Company is authorized to withhold a certain amount of Shares otherwise distributable to the Employee under this Agreement in order to satisfy any and all federal, state and local tax obligations with respect to the issuance of such Shares, with such amount of shares to withhold being determined by month as the USD amount of tax withholding for that month divided by the average daily closing stock price for IXOG on the OTC:BB during that month, and as used in Clause 1.8 above.

1.10	The Stock Award will be forfeited in total if the employee gives notice of termination of the Employment prior to the date of approval of the issuance by the Board.
1.11
This Amendment is automatically terminated on the later of 1.) three (3) months from the Effective Date or 2.) such other later date as provided for in clause 1.7 but in no case later than 31 May 2009.

1.12
The Executive is treated as being jointly employed by Index Oil & Gas Limited and Index Oil and Gas Inc. The Executive’s Annual Salary is payable split between these two entities as determined by the Board of Directors, from time to time. Withholding taxes relating to each employment are to be deducted as appropriate in the respective jurisdiction for each entity.

1.13	If any discrepancy arises between the terms of this amended agreement and the terms of the 2008 Stock Incentive Plan, the terms of the 2008 Stock Incentive Plan will override.
1.14	All other contract terms and conditions remain unchanged

IN WITNESS whereof to this Agreement Amendment has been executed as a deed the day and year first above written.

EXECUTED as a deed by INDEX OIL & GAS Limited.
and signed by two duly	) Director	_____________________
authorised officers on its behalf	)
	) Director/Secretary	_____________________

EXECUTED and DELIVERED	)
as a deed by Andrew Boetius	)
in the presence of:	)

Signature of Witness	Occupation	_____________________
Name
Address

Restated and Amended Appendix I to Employment Agreement

Dated 4 March 2009
Between
Index Oil & Gas Limited
and
Andrew Boetius

Effective Date of this amendment 1st March 2009

1.1	The Executive’s total annual salary remuneration is currently £86,982.00 (“annual salary”).
1.2	This total annual salary remuneration is divisible by 12 months to achieve a monthly rate of £7,248.50 (“monthly salary”).
1.3
Certain amended remuneration terms have been effective from 1 December 2008 and the Company has elected to extend the period of amended remuneration terms. Commencing 1st March 2009 and for a maximum period of three (3) months from the day and year first written above, as provided for below in Clause 1.7, it is also agreed the Executive’s salary shall be paid in two parts as follows;

1.3.1	Part 1, an amount equal to fifty percent (50%) of monthly salary or £3,624.25 be paid monthly as cash less any appropriate taxes withholding for this portion.
1.3.2
Part 2, an amount equal to fifty percent (50%) of monthly salary or £3,624.25 shall be paid in aggregate at the end of the applicable period under Clause 1.7 below, as shares of common stock in the affiliate parent company Index Oil and Gas Inc. and issuable as a Stock Award under the 2008 Stock Incentive Plan, less any appropriate withholding taxes for this portion.

1.4	The Executive shall work such hours as currently contained in the most recent previous amendment of the Executive’s Contract terms.
1.5
In addition, the Company’s pension contribution of 10% of the Executive’s annual salary shall accumulate but payment be suspended for the period as applicable under Clause 1.7 below. At the end of the payment suspension period, the amount will be paid in aggregate as shares of common stock in the affiliate parent company Index Oil and Gas Inc. and issuable as a Stock Award under the 2008 Stock Incentive Plan, less any appropriate withholding taxes for this portion.

1.6
All Stock Award based payments made to the employee under Clauses 1.3 and 1.5 shall be calculated on the basis of £1 GBP equals $1.50 USD. In the event the exchange rate between the US dollar and Great British pound shall very by more than 10% for more than one half of any single month period then the above calculation shall be preformed using an exchange rate calculated as the average rate for the month in question, as published on FT.com.

1.7
At the discretion of the Board of Directors, the terms provided for this Contract amendment may apply for a maximum of three (3) months, to be decided on a month by month basis, and each monthly extension shall be subject to the approval of a majority vote by a quorum of the Company’s Board of Directors (the “Board”).

1.8
the quantity of common stock to be awarded will be calculated as the monthly USD value of foregone compensation and benefits, as calculated in Clause 1.6 above, divided by the average daily closing stock price for IXOG on the OTC:BB during the relevant month the remuneration deferral arrangements are in place. All Stock Awards will vest and be issuable, subject to Index Board approval, on or as soon as practicable and no later than 45 days after the end of the applicable period under Clause 1.7.

1.9
Upon the issuance of the Shares to the Employee, the Company is authorized to withhold a certain amount of Shares otherwise distributable to the Employee under this Agreement in order to satisfy any and all federal, state and local tax obligations with respect to the issuance of such Shares, with such amount of shares to withhold being determined by month as the USD amount of tax withholding for that month divided by the average daily closing stock price for IXOG on the OTC:BB during that month, and as used in Clause 1.8 above.

1.10	The Stock Award will be forfeited in total if the employee gives notice of termination of the Employment prior to the date of approval of the issuance by the Board.
1.11	This Amendment is automatically terminated at the end of the applicable period in Clause 1.7 but in no case later than 31 May 2009.
1.12
The Executive is treated as being jointly employed by Index Oil & Gas Limited and Index Oil and Gas Inc. The Executive’s Annual Salary is payable split between these two entities as determined by the Board of Directors, from time to time. Withholding taxes relating to each employment are to be deducted as appropriate in the respective jurisdiction for each entity.

1.13	If any discrepancy arises between the terms of this amended agreement and the terms of the 2008 Stock Incentive Plan, the terms of the 2008 Stock Incentive Plan will override.
1.14	All other contract terms and conditions remain unchanged

IN WITNESS whereof to this Agreement Amendment has been executed as a deed the day and year first above written.

EXECUTED as a deed by INDEX OIL & GAS Limited.
and signed by two duly	) Director	_____________________
authorised officers on its behalf	)
	) Director/Secretary	_____________________

EXECUTED and DELIVERED	)
as a deed by Andrew Boetius	)
in the presence of:	)

Signature of Witness	Occupation	_____________________
Name
Address